Exhibit 99.2

Kayne Anderson Acquisition Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

Houston, TX – April 21, 2017 – Kayne Anderson Acquisition Corp. (the “Company”) (NASDAQ: KAACU) announced today the closing of the issuance of an additional 2,732,112 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $27,321,120 to the Company and bringing the total gross proceeds of the initial public offering to $377,321,120.

Citigroup, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC served as joint book-running managers for the offering. The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146; Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, tel: (800) 503-4611; and Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

A registration statement relating to these units and the underlying securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kayne Anderson Acquisition Corp.

Kayne Anderson Acquisition Corp. was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business in the energy industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Kayne Anderson Acquisition Corp.

Monique Vo

877-657-3863